Exhibit 99.1 - News Release of Lee Enterprises, Incorporated dated February 18, 2015

                        201 N. Harrison St.
Davenport, IA 52801
lee.net

NEWS RELEASE

Lee outlines digital strategies

DAVENPORT, Iowa (February 18, 2015) — At its annual meeting of stockholders today, Lee Enterprises, Incorporated (NYSE: LEE), a major provider of local news, information and advertising in 50 markets, will provide a review of its digital sales and audience strategies, along with a financial update.

The presentation is available at lee.net. It includes remarks by Mary Junck, chairman and chief executive officer; Kevin Mowbray, vice president and chief operating officer; and Carl Schmidt, vice president, chief financial officer and treasurer.

“As we recently reported, Lee is off to a strong start in 2015,” Junck said. “We grew digital revenue at a double-digit pace, continued to reduce expenses, again posted strong cash flow, and reduced our debt further. Those reasons position us well for the future.”

ABOUT LEE

Lee Enterprises is a leading provider of local news and information, and a major platform for advertising, in its markets, with 46 daily newspapers and a joint interest in four others, rapidly growing digital products and nearly 300 specialty publications in 22 states. Lee's newspapers have circulation of 1.1 million daily and 1.5 million Sunday, reaching over three million readers in print alone. Lee's websites and mobile and tablet products attracted 27.6 million unique visitors in December 2014. Lee's markets include St. Louis, MO; Lincoln, NE; Madison, WI; Davenport, IA; Billings, MT; Bloomington, IL; and Tucson, AZ. Lee Common Stock is traded on the New York Stock Exchange under the symbol LEE. For more information about Lee, please visit www.lee.net.

FORWARD-LOOKING STATEMENTS — The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This release contains information that may be deemed forward-looking that is based largely on our current expectations, and is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those anticipated. Among such risks, trends and other uncertainties, which in some instances are beyond our control, are:

• Our ability to generate cash flows and maintain liquidity sufficient to service our debt;

• Our ability to comply with the financial covenants in our credit facilities;

• Our ability to refinance our debt as it comes due;

• That the warrants issued in our refinancing will not be exercised

• The impact and duration of adverse conditions in certain aspects of the economy affecting our business;

• Changes in advertising demand;

• Potential changes in newsprint, other commodities and energy costs;

• Interest rates;

• Labor costs;

• Legislative and regulatory rulings;

• Our ability to achieve planned expense reductions;

• Our ability to maintain employee and customer relationships;

• Our ability to manage increased capital costs;

• Our ability to maintain our listing status on the NYSE;

• Competition; and

• Other risks detailed from time to time in our publicly filed documents.

Any statements that are not statements of historical fact (including statements containing the words “may”, “will”, “would”, “could”, “believes”, “expects”, “anticipates”, “intends”, “plans”, “projects”, “considers” and similar expressions) generally should be considered forward-looking statements. Readers are cautioned not to place undue reliance on such forward-looking statements, which are made as of the date of this release. We do not undertake to publicly update or revise our forward-looking statements, except as required by law.

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